Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Company	State of Incorporation

Machinery, Inc.	Indiana
Harlan Machinery, Inc.	Indiana
Adorn Holdings, Inc.	Delaware
Adorn, LLC	Delaware